EXHIBIT 77D to Neuberger Berman Equity
 Funds Form NSAR  August 31, 2012

File Number: 81100582
CIK Number: 000044402

SubItem 77D: Policies with Respect
 to Securities Investments

The principal investment policies of Neuberger
 Berman Large Cap Value Fund were amended to reflect that the Fund normally invests at least 80% of its net assets in equity securities of largecapitalization companies, which it defines as those with a market capitalization within the market capitalization range of Russell 1000
 Value Index at the time of purchase. In an effort to achieve its goal, the Fund may engage in active and frequent trading. Prior to April 2, 2012, Neuberger Berman Large Cap Value Fund was
 known as Neuberger Berman Partners Fund, which normally invested mainly in common stocks of mid to largecapitalization companies.

The principal investment policies of Neuberger
 Berman Mid Cap Intrinsic Value Fund were amended to reflect that the Fund normally invests at least 80% of its net assets in equity securities of midcapitalization companies, which it defines as those with a total market capitalization within the market capitalization range of the Russell Midcap Value Index at the time of purchase. In an effort to achieve its goal, the Fund may engage in active and frequent trading. Prior to April 2, 2012, Neuberger
Berman Large Cap Value Fund was known as
Neuberger Berman Regency Fund, which normally invested mainly in common stocks of midcapitalization companies which it defined as those with a total market capitalization within the market capitalization range of the Russell Midcap Index at the time of purchase.



	 3